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                                                                   EXHIBIT 10.61

               2004 VERITAS EXECUTIVE INCENTIVE COMPENSATION PLAN

The VERITAS Executive Incentive Compensation Plan ("Plan") is designed to motivate and reward the achievement of key business objectives while maintaining alignment with shareholder value and expectations. Individuals eligible under the plan include the President/CEO and EVP's of VERITAS Software Corporation. The Plan is structured as an annual plan subject to semi-annual review and modification by the Compensation Committee, and is comprised of three measurement criteria; Revenue, EPS (Proforma), and individual goals and objectives. Fifty percent (50%) of an individual's Total Target Bonus will be comprised of a Revenue Bonus, and fifty percent of the Total Target Bonus will be comprised of an EPS Bonus, each of which will be subject to adjustment based on achievement of individual goals and objectives.

REVENUE BONUS

Subject to the provisions of this Plan, the Revenue Bonus will be equal to the Target Revenue Bonus multiplied by the applicable Revenue Bonus Multiplier (as set forth on Schedule 1). The applicable Revenue Bonus Multiplier is determined based on the Company's consolidated Revenue for the applicable 12-month period relative to the Company's Revenue target for the same period as specified in the Company's 2004 operating plan approved by the Board of Directors. By way of example, if the Company's Revenue for 2004 equals the foregoing Revenue target, then the Company's relative achievement would be one hundred percent (100%) and the Revenue Bonus Multiplier would be 1.0. The actual Revenue Bonus would be equal to the Target Revenue Bonus multiplied by the Revenue Bonus Multiplier, subject to adjustment as provided in this Plan. If Revenue achievement falls between any two established targets, the Bonus Multiplier will be proportionally adjusted.

EPS  BONUS

Subject to the provisions of this Plan, the EPS Bonus will be equal to the Target EPS Bonus multiplied by the applicable EPS Bonus Multiplier (as set forth on Schedule 1). The applicable EPS Multiplier is determined based on the Company's actual EPS (proforma) for the applicable twelve-month period relative to the Company's EPS target for the same period as specified in the Company's 2004 operating plan approved by the Board of Directors. By way of example, if the Company's reported EPS is equal to the foregoing EPS target, then the Company's performance relative to its operating plan would be 100% and the EPS Bonus Multiplier would be 1.0. The actual EPS Bonus would be equal to the Target EPS Bonus multiplied by the EPS Multiplier, subject to adjustment as provided in this Plan. If achievement falls between any two established targets, the Bonus Multiplier will be proportionally adjusted.

ELIGIBILITY

In order to be eligible to receive a bonus, the individual must be employed by VERITAS Software at the time of payment. Although every effort will be made to process payments on a timely basis, there is no guaranteed payment date associated with this plan. Payments will be made only after financial results have been reported and recommendations have been submitted to and approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.

APPROVALS

The actual bonus payment for the President/CEO will be reviewed by the Compensation Committee and approved by a majority of the independent directors of the Board. The actual bonus payments for EVP's will be reviewed and approved by the Compensation Committee.

DISCRETION OF THE BOARD OF DIRECTORS

Notwithstanding the above, the Compensation Committee (or, with respect to the CEO's bonus, a majority of the independent directors of the Board), at its sole discretion, may modify or change this Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. The Compensation Committee or majority of the independent directors of the Board of Directors, as applicable, shall have the sole discretion to determine (i) whether performance targets have been achieved, (ii) whether individual goals and objectives have been achieved, and (iii) the amount of any adjustments to an individual's bonus multipliers based on items (i) and (ii) above and such other criteria deemed appropriate by the Compensation Committee. As a condition to participation, each participant will acknowledge that he or she has reviewed and understood the Plan, the bonuses under the plan are discretionary and no bonus will be payable unless and until the actual amount of the bonus payment is approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.